UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT                                                                                                December 20, 2011

(DATE OF EARLIEST EVENT REPORTED)                                                    December 14, 2011

BOARDWALK PIPELINE PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	01-32665	20-3265614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9 Greenway Plaza, Suite 2800
Houston, Texas 77046
(Address of principal executive office)

(866) 913-2122
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
     Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Appointment of Directors and Departure of a Director

On December 14, 2011, Mr. Rolf A. Gafvert notified the Board of Directors of Boardwalk GP, LLC, (the sole general partner of Boardwalk GP, LP, which is the sole general partner of the Registrant, the “Board”), of his intention to resign from the Board effective January 1, 2012.  Additionally, Mr. Arthur L. Rebell resigned from his position as the Chairman of the Board, but will remain a member of the Board.  Mr. Kenneth I. Siegel was named Chairman of the Board effective immediately.

(e)	Compensation Awards to Named Executive Officers

Compensation Awards to Named Executive Officers for 2011

On December 14, 2011, the Board awarded the following compensation to the Registrant’s Named Executive Officers:

Name	Position	Phantom Common Unit Awards (1)	Unit Appreciation Rights (no. of awards) (2)
Stanley C. Horton	President and Chief Executive Officer	35,714	40,235
Jamie L. Buskill	Senior Vice President, Chief Financial Officer and Treasurer	13,736	15,475
Brian A. Cody	Senior Vice President, Asset Management	8,242	9,285
Michael E. McMahon	Senior Vice President, General Counsel and Secretary	9,615	10,832

(1)
Each Phantom Common Unit awarded under the Registrant’s Long Term Incentive Plan will vest and become payable on December 14, 2014 and includes a tandem grant of Distribution Equivalent Rights (DERs).  The vested Phantom Common Units will be paid in an amount equal to the Fair Market Value (as defined in the award agreements) of the Registrant’s Common Units on the vesting date. The Phantom Common Units are expected to be paid in cash, but may be settled in the Registrant’s common units at the discretion of the Board. The DERs are payable in cash.

(2)
Each UAR granted under the Registrant’s Unit Appreciation Rights and Cash Bonus Plan will vest and become payable in cash on December 14, 2014 and includes a DER Adjustment, which will reduce the exercise price associated with each UAR by the amount of cash distributions made per common unit between the date of grant and the vesting date.  The initial Exercise Price for each UAR was set at $27.30, the closing price of the Registrant’s common units on the New York Stock Exchange on the grant date.

2012 Performance Goals

In connection with its Short-Term Incentive Plan (the “STIP”), the Board approved the following Partnership Performance Goals for 2012:

1.
Operate our physical assets safely, reliably and in compliance with all applicable federal and state laws and governmental rules and regulations. In measuring how we did in meeting this objective, Management will among other things evaluate the Company’s safety record against the industry, review external audit reports for non-compliance issues and evaluate the system reliability against unplanned outages. Compliance shall also include financial compliance with all rules and regulations of governmental agencies and stock exchanges.

2.	Deliver financial results (earnings, distributable cash flow, EBITDA and credit rating) consistent with the Company’s 2012 budget.

3.
Successfully complete either: i) the purchase of the remaining shares of Petal and Hattiesburg not owned by Boardwalk Pipeline Partners as of December 31, 2011; or ii) the purchase of another 25% interest in Petal and Hattiesburg plus an acquisition of other assets totaling at least $300 million.

4.
Improve overall operational efficiency of the Company. The key measures to be reviewed include each department’s ability to meet departmental goals and objectives including operating within departmental budget.

5.	Successfully market firm transportation, storage, gathering and processing services that meet or exceed the 5-year plan assumptions.

6.	Complete all projects (pipeline, storage, gathering and processing) on time and within budgeted capital expenditures while meeting strict safety and compliance guidelines and business needs.

7.	Identify new growth projects during the year that will result in the Company meeting its 5-year plan growth projections and financial performance.

            For each of the Named Executive Officers, 50% of any STIP award for 2012 would be determined based on the performance of the Registrant in relation to the Partnership Performance Goals and 50% would be determined based on individual performance.  At the end of the year, the Board will determine the amount of any awards based on performance in each of these areas, with the payment of any incentive awards made no later than March 15 of the following year.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Grant of Phantom Units with DERs under the Boardwalk Pipeline Partners Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOARDWALK PIPELINE PARTNERS, LP
By: BOARDWALK GP, LP,
its general partner
By: BOARDWALK GP, LLC,
its general partner
By: /s/ Jamie L. Buskill
Jamie L. Buskill
Senior Vice President, Chief Financial Officer and Treasurer

Dated: December 20, 2011